EXHIBIT 99.1

FOR IMMEDIATE RELEASE January 30, 2026 F&M Bank Corp. OTCQX: FMBM	FOR MORE INFORMATION, CONTACT Lisa F. Campbell | EVP | Chief Financial Officer 540-896-1705 fmbankva.com

F&M BANK CORP. REPORTS
FOURTH QUARTER AND YEAR-END RESULTS FOR 2025,
INCLUDING RECORD EARNINGS FOR THE YEAR

Net income for 2025 exceeded 2024 by $3.9 million.

See associated, unaudited summary consolidated financial data for additional information.

Timberville, VA / January 30, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”) today reported results for the quarter and year ended December 31, 2025.

Net income was $2.88 million, or $0.81 per share, for fourth quarter, contributing to net income of $11.2 million or $3.16 per share for the year ended December 31, 2025. This represents a record year of earnings for the Company, an improvement of $3.9 million compared with net income of $7.3 million or $2.07 per share in 2024.

At December 31, 2025, the Company had total assets of $1.37 billion, total loans of $886.3 million, and total deposits of $1.25 billion. This reflects growth of $71.7 million, or 5.51%, in total assets, $46.3 million, or 5.51%, in total loans, and $50.1 million, or 4.19%, in total deposits since December 31, 2024. From September 30, 2025 to December 31, 2025, total loans grew $13.9 million, or 1.60%, and total deposits increased by $9.9 million, or 0.80%.

“On behalf of everyone at F&M, I am proud to announce record earnings for the Company for 2025,” said CEO Mike Wilkerson. “We continue to execute consistently and focus on the fundamentals of running a growth-oriented bank, while maintaining safety and soundness. Once again, we achieved positive results for the fourth quarter and for the year ended December 31, 2025 in the key categories of net income, net interest margin, yield on earning assets, cost of funds, return on average equity, return on average assets, and the Bank’s leverage ratio.

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“The F&M team, which includes the executive team, senior leaders, directors, and every single staff member, is the reason we achieved these stellar results, including record earnings for 2025. I appreciate everyone’s dedicated support in serving our customers, supporting the community, and earning the confidence of our shareholders. I look forward to all this team will achieve in 2026, and to sharing their results with you.

“As a result of being resolute in our efforts, book value and tangible book value1 of F&M shares increased for the fourth consecutive quarter, and as of December 31, 2025, was $29.46 and $28.58, respectively.  The year-over-year increase in book value was 20.6%, or $5.03 per share.

“We remain committed to our highest priority, which is to generate sufficient and sustainable profit. We believe doing so gives us the financial strength and liquidity to continue to make loans that support both businesses and individuals in the communities we call home.”

FOURTH QUARTER INCOME STATEMENT REVIEW

Overview

Net income for fourth quarter 2025 was $2.9 million, or $0.81 per share. This is a slight decrease of $41,000, or $0.01 per share, from third quarter 2025 and is attributed to higher noninterest expenses. Return on average assets was 0.83% and return on average equity was 10.99%.

Net Interest Income

For fourth quarter 2025, net interest income totaled $11.1 million, an increase of $565,000 from third quarter 2025. While interest income increased by $570,000, it was offset slightly by an increase in interest expense of $5,000. Growth of $13.9 million in total loans resulted in an increase in interest income of $150,000. The increase in interest expense was due to an increase of $49,000 in interest on long-term debt, partially offset by a decrease of $47,000 in interest on deposit accounts. On October 24, 2025, the Company issued $10.0 million in 7.55% fixed to floating rate subordinated debt and used the proceeds to redeem $7.0 million in outstanding subordinated debt. The Bank’s net interest margin increased by 4 basis points to 3.40% on a linked-quarter basis as the earning asset yield declined by 3 basis points to 5.42% and cost of funds decreased 7 basis points to 2.07%.

Provision for Credit Losses

During fourth quarter 2025, the Bank recorded a provision for credit losses of $1.1 million, an increase from the provision of $539,000 recorded in third quarter 2025. The portion of the provision related to loans held for investment was $1.1 million and resulted from loan growth of $13.9 million, a $1.4 million decline in individually analyzed loans, net charge-offs of $1.1 million, and refinements to the Allowance for Credit Losses on Loans (“ACLL”) model. During the quarter, the portion of the provision related to unfunded commitments consisted of a recovery of $8,000.

Noninterest Income

Noninterest income totaled $2.8 million for fourth quarter 2025, an increase of $64,000 from third quarter 2025. The increase resulted from increases of $126,000 in mortgage banking income and a $98,000 trailing gain from the 2022 sale of the Company’s partnership interest in Infinex. These gains were partially offset by declines of $116,000 in title insurance income and $56,000 in card services and interchange income. Combined, all remaining noninterest income categories increased $12,000.

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Noninterest Expenses

Noninterest expenses totaled $9.5 million for fourth quarter 2025, compared to $9.3 million for third quarter 2025, an increase of $141,000. Other operating expenses increased by $91,000 and legal and professional fees increased $42,000. Combined, all remaining noninterest expense categories increased $8,000.

YEAR-END INCOME STATEMENT REVIEW

Overview

Net income for the year ended December 31, 2025, was $11.2 million, or $3.16 per share, compared to $7.3 million, or $2.07 per share, for 2024. This is an increase of $3.9 million, or $1.09 per share, over the year ended December 31, 2024 and is attributed to higher net interest income. Return on average assets was 0.85% and return on average equity was 11.76% for the year ended December 31, 2025. Net income of $11.2 million for 2025 represents a record year in earnings for the Company.

Net Interest Income

Net interest income for the year ended December 31, 2025, totaled $41.5 million, an increase of $7.6 million from 2024, as interest income increased by $3.3 million and interest expense decreased by $4.3 million. The increase in interest income resulted from an increase of $1.1 million in interest and fees on loans due to growth of $26.0 million in average loan balances. There was a net increase of $800,000 in interest on interest-bearing cash and federal funds sold, due to an increase of $22.6 million in average balances in those investments. Interest income from investment securities increased by $1.6 million due to higher yields on investments purchased during 2025. The decrease in interest expense was driven by a decrease in deposit interest expense of $2.6 million due to a shift from time deposits to money market accounts, and a decline of $1.9 million on interest expense on short-term debt. The Bank’s net interest margin increased by 57 basis points to 3.35% from 2024, as the earning asset yield increased 18 basis points to 5.46%, while cost of funds decreased 36 basis points to 2.15%.

Provision for Credit Losses

During the year ended December 31, 2025, the Bank recorded a provision for credit losses of $2.7 million, an increase from the provision of $2.3 million recorded for 2024. The provision related to loans was $2.6 million, an increase of $199,000, reflecting higher net charge-offs and continued loan growth and a $151,000 increase in reserves on individually analyzed loans. During the year ended December 31, 2025, the portion of the provision related to unfunded commitments was $117,000, a $159,000 increase over the $42,000 recovery recorded for 2024.

Noninterest Income

Noninterest income totaled $11.2 million for the year ended December 31, 2025, an increase of $405,000 from the year ended December 31, 2024. The increase resulted from growth of $375,000 in title insurance income, $249,000 in card services and interchange income, $99,000 in service charges on deposits, and $62,000 in wealth management income. In 2025, the Company also received a $98,000 trailing gain from the Company’s 2022 sale of its partnership interest in Infinex. These increases were offset by a decline of $554,000 in mortgage banking income. Combined, remaining noninterest income categories increased $76,000.

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Noninterest Expenses

Noninterest expenses totaled $37.0 million for the year ended December 31, 2025, compared to $34.4 million for the year ended December 31, 2024, an increase of $2.6 million. A large part of this increase is $940,000 in employee benefits expense, primarily due to employee benefit expenses being offset in 2024 by gains of $580,000 on pension distributions. The Company’s pension plan was amended on February 15, 2023, to stop the accrual of future benefits and was terminated on June 1, 2024. Other increases included $597,000 in salary expense, $358,000 in legal and professional fees, $219,000 in ATM and check card fees, and $632,000 in other operating expenses. Combined, all remaining noninterest expense categories decreased $159,000.

BALANCE SHEET REVIEW

On December 31, 2025, assets totaled $1.37 billion, an increase of $71.7 million from December 31, 2024. Total loans increased by $46.3 million to $886.3 million. During 2025, loans secured by farmland increased $29.0 million, residential mortgage loans increased $30.1 million, non-owner-occupied commercial real estate loans grew $16.2 million, owner-occupied commercial real estate loans grew $10.5 million, loans for multifamily residential properties increased $8.0 million, and residential construction loans increased by $6.0 million. Other construction and land development loans decreased $19.0 million, commercial and industrial loans decreased $5.8 million and automobile loans declined $27.2 million. Combined, all remaining loan categories decreased by $1.6 million.

Investment securities increased by $17.7 million during 2025, the result of purchases of $70.7 million offset by $66.6 million in bond calls and maturities, and paydowns on U.S. Agency mortgage-backed securities. Other changes included net premium amortization of $598,000, and a $14.2 million improvement in unrealized loss on the bond portfolio. Since December 31, 2024, unrealized loss in the securities portfolio has declined from $35.2 million to $21.0 million.

Total deposits on December 31, 2025, were $1.25 billion, an increase of $50.1 million, due to growth of $19.1 million in noninterest-bearing deposits and $31.0 million in interest-bearing deposits during 2025.

Shareholders’ equity increased by $18.7 million to $104.8 million due to $11.2 million in net income, $10.8 million in other comprehensive income, $400,000 in shares issued, and $343,000 in stock-based compensation. These increases were offset by $3.7 million in dividends paid and $402,000 in share repurchases. Book value per share and tangible book value per share increased from $24.43 and $23.531, respectively, at December 31, 2024, to $29.46 and $28.581, respectively, at December 31, 2025.

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LIQUIDITY

The Company’s on-balance sheet liquid assets, including cash and cash equivalents, unpledged investment securities, and loans held for sale, totaled $289.0 million at December 31, 2025, an increase from $243.0 million at December 31, 2024.

As of December 31, 2025, the Bank had access to off-balance sheet liquidity through unsecured federal funds lines totaling $90.0 million. The Bank also had a secured line of credit with the Federal Home Loan Bank (FHLB) with available credit of $180.1 million as of December 31, 2025. The FHLB line of credit is secured by a blanket lien on qualifying loans. The Bank also pledged securities with a collateral value of $115.2 million to the Federal Reserve Bank discount window which may be used for overnight borrowings.

LOAN PORTFOLIO

The Company’s loan portfolio is diversified, with its largest segment being residential mortgage loans which totaled $249.3 million, representing 28.13% of total loans at December 31, 2025. Total commercial real estate loans, both owner-occupied and non-owner-occupied, constituted $211.1 million or 23.82% of total loans. Automobile loans originated by the dealer finance division totaled $77.1 million or 8.70% of the portfolio. A breakdown of the loan portfolio segments as of December 31, 2025, and for the preceding four quarters can be found under the heading “Performance Summary” in the table accompanying this release.

ASSET QUALITY AND ALLOWANCE FOR CREDIT LOSSES

Nonperforming loans (NPLs) as a percentage of total loans were 0.68% at December 31, 2025, compared to 0.84% at December 31, 2024. Net charge-offs as a percentage of average loans were 0.34% for the year ended December 31, 2025, compared to 0.31% for the year ended December 31, 2024.

The ACLL was $7.8 million at December 31, 2025, a decrease of $311,000 from $8.1 million at December 31, 2024. The decrease in the ACLL reflects changes in the loan portfolio mix. Loan growth was concentrated in strong-performing segments such as farmland and residential mortgages, which have historically experienced minimal losses, while balances in higher-risk categories, including construction and automobile loans, declined. The reserve for unfunded commitments was $766,000 at December 31, 2025, compared to $647,000 at December 31, 2024.

DIVIDEND DECLARATION

On January 27, 2026, our Board of Directors declared a dividend of $0.26 per share to common shareholders. Based on our most recent trade price of $30.59 per share, this constitutes a 3.40% yield on an annualized basis. The dividend will be paid on March 2, 2026, to shareholders of record as of February 14, 2026.

1 Tangible book value per share is a non-GAAP financial measure. Further information can be found under the heading “Non-GAAP Financial Measures” and in the non-GAAP reconciliation table accompanying this release.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains as committed as ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

	At and for the Three Months Ended					Year to Date
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024	12/31/2025	12/31/2024
Selected Income Statement Data
Interest and dividend income	$17,622	$17,052	$16,812	$16,264	$16,896	$67,750	$64,483
Interest expense	6,562	6,557	6,285	6,820	7,785	26,224	30,551
Net interest income	11,060	10,495	10,527	9,444	9,111	41,526	33,932
Provision for (recovery of) provision for credit losses	1,079	539	1,187	(104)	1,075	2,701	2,343
Net interest income after (recovery of) provision for credit losses	9,981	9,956	9,340	9,548	8,036	38,825	31,589
Noninterest income	2,798	2,734	2,792	2,847	2,682	11,171	10,766
Noninterest expenses	9,462	9,321	8,712	9,524	8,180	37,019	34,432
Income tax expense	434	445	455	414	278	1,748	638
Net Income	$2,883	$2,924	$2,965	$2,457	$2,260	$11,229	$7,285

Key Performance Ratios
Return on average assets[1,6]	0.83%	0.87%	0.91%	0.76%	0.67%	0.85%	0.55%
Return on average equity[1,6]	10.99%	11.99%	12.81%	11.31%	10.17%	11.76%	8.86%
Net interest spread [6]	3.35%	3.31%	3.45%	3.13%	2.88%	3.31%	2.77%
Net interest margin [6]	3.40%	3.36%	3.48%	3.15%	2.91%	3.35%	2.78%
Yield on earning assets [6]	5.42%	5.45%	5.56%	5.43%	5.40%	5.46%	5.28%
Cost of funds [6]	2.07%	2.14%	2.11%	2.30%	2.52%	2.15%	2.51%
Noninterest income to average assets [6]	0.81%	0.82%	0.86%	0.88%	0.80%	0.84%	0.82%
Noninterest expense to average assets [6]	2.73%	2.78%	2.68%	2.96%	2.44%	2.79%	2.62%

Share and Per Share Data
Net income (basic and diluted)	$0.81	$0.82	$0.83	$0.70	$0.64	$3.16	$2.07
Book value per share	29.46	28.52	26.56	25.62	24.43	29.46	24.43

Selected Balance Sheet Data
Assets	$1,373,757	$1,358,109	$1,311,924	$1,312,159	$1,302,011	$1,373,757	$1,302,011
Securities available for sale	345,339	329,423	340,021	321,158	327,670	345,339	327,670
Loans held for sale	3,191	1,288	2,280	634	2,283	3,191	2,283
Loans held for investment	886,253	872,308	848,773	827,007	839,949	886,253	839,949
Allowance for credit losses	7,818	7,848	8,312	7,762	8,129	7,818	8,129
Deposits	1,245,212	1,235,341	1,196,451	1,200,021	1,195,105	1,245,212	1,195,105
Non-interest bearing	279,398	280,937	278,322	271,400	260,301	279,398	260,301
Interest bearing	965,814	954,404	918,129	928,621	934,804	965,814	934,804
Borrowings	9,917	7,000	6,996	6,986	6,975	9,917	6,975
Short-term debt	-	-	-	-	-	-	-
Long-term debt	9,917	7,000	6,996	6,986	6,975	9,917	6,975
Shareholders' equity	104,788	101,493	94,741	91,311	86,138	104,788	86,138
Average shares outstanding (basic and diluted)	3,557,220	3,558,868	3,564,133	3,530,708	3,522,756	3,552,822	3,512,427

F&M BANK CORP.

Performance Summary

(in thousands, except share and per share data)

(unaudited)

Loan Data
Residential construction	$31,118	$31,805	$26,173	$24,377	$25,102	$31,118	$25,102
Other construction and land development	39,187	42,281	38,807	61,275	58,208	39,187	58,208
Secured by farmland	115,000	111,163	105,235	88,323	86,016	115,000	86,016
Home equity	51,393	50,401	51,364	50,245	49,542	51,393	49,542
Residential mortgage loans	249,341	240,139	234,870	225,467	219,218	249,341	219,218
Multifamily	18,854	14,621	11,185	10,670	10,805	18,854	10,805
Owner occupied commercial real estate	96,651	92,302	94,021	81,724	86,168	96,651	86,168
Non-owner occupied commercial real estate	114,434	114,375	104,415	97,177	98,189	114,434	98,189
Commercial and industrial loans	77,013	75,111	75,547	72,398	82,829	77,013	82,829
Credit card and other consumer loans	11,963	12,242	12,592	13,273	14,451	11,963	14,451
Automobile loans	77,080	83,458	90,016	97,637	104,271	77,080	104,271
Other loans	4,219	4,410	4,548	4,441	5,150	4,219	5,150
Total loans held for investment	$886,253	$872,308	$848,773	$827,007	$839,949	$886,253	$839,949

Asset Quality
Nonperforming loans to total loans[3]	0.68%	0.85%	0.90%	1.08%	0.84%	0.68%	0.84%
Allowance for credit losses to total loans[2]	0.88%	0.90%	0.98%	0.94%	0.97%	0.88%	0.97%
Allowance for credit losses to nonperforming loans	129.35%	105.31%	108.60%	86.76%	114.90%	129.35%	114.90%
Nonperforming assets to total assets[4]	0.44%	0.55%	0.58%	0.69%	0.55%	0.44%	0.55%
Net charge-offs to average loans[6]	0.50%	0.49%	0.25%	0.09%	0.45%	0.34%	0.31%

Capital Ratios[5]
Leverage	8.73%	8.69%	8.68%	8.50%	8.23%	8.73%	8.23%
Risk-based capital ratios:
Common equity tier 1 capital	13.11%	12.76%	12.73%	12.57%	12.42%	13.11%	13.39%
Tier 1 capital	13.11%	12.76%	12.73%	12.57%	12.42%	13.11%	12.42%
Total capital	14.04%	13.69%	13.73%	13.50%	13.39%	14.04%	12.42%

Other Data
Number of banking offices	14	14	14	14	14	14	14
Number of full-time equivalent employees	173	170	172	170	169	173	169

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F&M BANK CORP.

Non-GAAP Reconciliation

(in thousands, except share and per share data)

(unaudited)

	At
	12/31/2025	9/30/2025	6/30/2025	3/31/2025	12/31/2024
Tangible Common Equity and Tangible Assets
Total Assets (GAAP)	$1,373,757	$1,358,109	$1,311,924	$1,312,159	$1,302,011
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(55)	(63)	(70)	(78)	(86)
Tangible assets (Non-GAAP)	$1,370,620	$1,354,964	$1,308,772	$1,308,999	$1,298,843

Total Shareholders' Equity (GAAP)	$104,788	$101,493	$94,741	$91,311	$86,138
Subtract: Goodwill	(3,082)	(3,082)	(3,082)	(3,082)	(3,082)
Subtract: Core Deposit Intangibles, net	(55)	(63)	(70)	(78)	(86)
Tangible common equity (Non-GAAP)	$101,651	$98,348	$91,589	$88,151	$82,970

Tangible Common Equity to Tangible Assets ratio	7.42%	7.26%	7.00%	6.73%	6.39%

Tangible Book Value Per Share
Tangible Common Equity (Non-GAAP)	$101,651	$98,348	$91,589	$88,151	$82,970
Common shares outstanding, ending	3,557,060	3,559,084	3,567,056	3,563,910	3,525,655
Tangible Book Value Per Share	$28.58	$27.63	$25.68	$24.73	$23.53

1 Ratios are primarily based on daily average balances.

2 Calculated based on Loans Held for Investment, excludes Loans Held for Sale.

3 Calculated based on 90 day past due loans and non-accrual loans to Total Loans.

4 Calculated based on 90 day past due loans, non-accrual loans, and other real estate owned to Total Assets.

5 Capital ratios are for Farmers & Merchants Bank.

6 Annualized

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